Exhibit 99.1

FOR IMMEDIATE RELEASE TUESDAY, APRIL 27, 2010
Contact: David Vander Ploeg Executive VP and CFO 920-882-5854	Mark Fleming Communications & Investor Relations 920-882-5646

W6316 Design Drive, Greenville, WI 54942 P.O. Box 1579, Appleton, WI 54912-1579

SCHOOL SPECIALTY SECURES $350 MILLION CREDIT AGREEMENT

Greenville, WI, April 27, 2010—School Specialty, Inc. (NASDAQ: SCHS) today announced it has entered into a new bank credit facility that provides the company with a $350 million revolving loan, and includes an incremental term loan feature that could allow the company to borrow an additional $200 million. The new agreement, with a maturity date of April 23, 2014, replaces the company’s current $350 million credit agreement, which was scheduled to mature February 1, 2011.

A key feature of the new agreement is its overall flexibility and, specifically, the ability to consolidate the company’s current debt instruments, provided certain maximum leverage ratios are not exceeded. “Our strengthening balance sheet, exceptional cash flow and prospects for future growth provided our bank group with confidence in our current and continuing financial strength, resulting in a very attractive credit agreement with which to fund current and future operations,” said School Specialty President and Chief Executive Officer David Vander Zanden. “The new agreement gives us both availability and flexibility to utilize the facility for working capital, investments, and other corporate purposes such as retiring both of our convertible subordinated notes, share repurchases, dividends, and acquisitions. In addition, we are very comfortable with the agreement’s maximum leverage limits.”

A complete copy of the Credit Agreement will be attached to the company’s Form 8-K to be filed regarding this facility. Bank of America Merrill Lynch is the sole Lead Arranger and Sole Book Manager under the credit agreement, with 12 other national and regional banks participating in the lending syndicate.

About School Specialty, Inc.

School Specialty is a leading education company that provides innovative and proprietary products, programs and services to help educators engage and inspire students of all ages and abilities to learn. The company designs, develops, and provides preK-12 educators with the latest and very best curriculum, supplemental learning resources, and school supplies. Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors and school administrators ensure that every student reaches his or her full potential. For more information about School Specialty, visit www.schoolspecialty.com.

Cautionary Statement Concerning Forward-Looking Information

Any statements made in this press release about our future financial position, results of operations, and liquidity and capital resources, expectations, plans or prospects, constitute forward-looking statements. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets” and/or similar expressions. These forward-looking statements are based on School Specialty’s current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by the forward-looking statements because of a number of factors, including the factors described in Item 1A of School Specialty’s Annual Report on Form 10-K for the fiscal year ended April 25, 2009, which factors are incorporated herein by reference. Except to the extent required under the federal securities laws, School Specialty does not intend to update or revise the forward-looking statements.

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